Exhibit 99.1

PRESS RELEASE

AUBURN NATIONAL BANCORPORATION, INC. DECLARES QUARTERLY DIVIDEND

AUBURN, Alabama, August 14, 2006 – The Board of Directors of Auburn National Bancorporation, Inc. declared on August 8, 2006 a cash dividend for the third quarter of $0.16 per share of common stock. The dividend is payable September 25, 2006 to shareholders of record as of September 8, 2006.

Auburn National Bancorporation, Inc. is the parent company of AuburnBank with total assets of approximately $650 million. The common stock of the company trades on the Nasdaq Capital Market under the symbol “AUBN.”

For additional information, contact E. L. Spencer, Jr. at (334) 821-9200.